Exhibit 10.1

AMENDMENT NO. 1

TO

COLDWATER CREEK INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

This Amendment No. 1 to the Coldwater Creek Inc. Supplemental Executive Retirement Plan is effective as of November 1, 2005.

RECITALS

1. Effective as of October 30, 2005, Coldwater Creek Inc., a Delaware corporation (the “Company”), adopted the Coldwater Creek Inc. Supplemental Executive Retirement Plan (the “Plan”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.

2. The Plan provides that the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) shall serve as the Plan Administrator, with full authority to approve certain amendments to the Plan from time to time.

3. The Compensation Committee has approved an amendment to the Plan pursuant to Section 10.2 thereof and has authorized management to effect such amendment to the Plan as set forth below, effective as of November 1, 2005.

AMENDMENT

1. The definition of “Average Monthly Earnings” in Section 12.3 of the Plan is hereby deleted and replaced in its entirety with the following:

12.3 “Average Monthly Earnings” means the average of the Participant’s monthly Earnings during the 60 consecutive months in which the Participant is an Employee in the 120 months preceding Separation from Service, with respect to which the average is the highest, excluding any Earnings prior to October 30, 2005; provided that, in applicable instances, such 60 and 120 month periods shall refer to such lesser number of months as measured from October 30, 2005 to a Participant’s Separation from Service.

2. Except as amended hereby the Plan remains in full force and effect according to its terms.

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This Amendment No. 1 to the Coldwater Creek Inc. Supplemental Executive Retirement Plan has been duly adopted and approved effective as of November 1, 2005.

By:	/s/ Melvin Dick
Melvin Dick
Executive Vice President and Chief Financial Officer